Exhibit 10.08

                      AMENDMENT NO. ONE TO EMPLOYMENT AGREEMENT


               This Amendment No. One to Employment Agreement (the "Amendment") dated as of May 31, 1994, between The Hillhaven Corporation, a Nevada corporation (the "Company"), and Leonard Cohen ("Mr. Cohen").

                                     WITNESSETH:

               WHEREAS, the Company and Mr. Cohen are parties to that certain Employment Agreement dated as of January 31, 1990 (the "Agreement"), pursuant to which the Company employed Mr. Cohen as its Vice Chairman and Deputy Chief Executive Officer; and

               WHEREAS, Mr. Cohen has previously voluntarily relinquished his position as Deputy Chief Executive Officer; and

               WHEREAS, Mr. Cohen's term as a director of the Company expires at the 1994 Annual Meeting of Shareholders of the Company, and Mr. Cohen has decided not to stand for reelection; and

               WHEREAS, Mr. Cohen and the Company have agreed to amend the Agreement pursuant to the terms and conditions set forth herein;

               NOW, THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

               1. Amendment to Agreement. The Agreement is hereby amended in the following respects:

               A. Sections 1, 2 and 3(b)(iii) of the Agreement are hereby amended by deleting the phrase "Vice Chairman and Deputy Chief Executive Officer of the Company" wherever it appears in such sections and replacing it with the phrase "Vice Chairman and Deputy Chief Executive Officer of, or as a consultant to, the Company".

               B. The second sentence of Section 5(c) of the Agreement is hereby amended by deleting the phrase "from his office as Vice Chairman and Deputy Chief Executive Officer of the Company" and replacing it with the phrase "as Vice Chairman and Deputy Chief Executive Officer of, and as a consultant to, the Company,".

               C. Section 5(d) of the Agreement is hereby amended by deleting Subsection (C) in its entirety and replacing it with the following: "(C) any removal of Mr. Cohen as consultant to the Company, except in connection with termination of Mr. Cohen's employment for Cause, or".





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               2.  Effect on Agreement.  Except as expressly amended by
          this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect, including, without limitation, the provisions of Section 3(a) entitling Mr. Cohen to his salary through January 31, 1995. In addition, nothing contained herein shall restrict Mr. Cohen from receiving the final installment of 48,000 shares of the Company's Common Stock on February 5, 1995 pursuant to the terms of that certain Incentive Stock Award (Restricted Shares) dated as of February 5, 1990.

               3. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

               4. Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

               IN WITNESS WHEREOF, the parties hereto have executed this Amendment effective as of the date first set forth above.




                              /s/ Leonard Cohen
                              Leonard Cohen

                              THE HILLHAVEN CORPORATION



                              By:  /s/ Bruce L. Busby
                                   Chairman and Chief Executive Officer

























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